CONSENT OF COUNSEL

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services – Other Service Providers – Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) (the “Trust”), all of which are included in Post-Effective Amendment No. 56 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-19862), and Amendment No. 60 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-05460), on Form N-1A of the Trust.

/s/ Stradley Ronon Stevens & Young, LLP

Stradley Ronon Stevens & Young, LLP

Philadelphia, Pennsylvania

December 15, 2015